MAXCO, INC. AND SUBSIDIARIES

EXHIBIT 23.2 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 33-48351 and S-8 No. 333-67539) pertaining to the Maxco, Inc. Incentive Stock Option Plan and the Maxco, Inc. 1998 Stock Option Plan, and in the related prospectus of our report dated June 11, 2003 with respect to the consolidated financial statements of Maxco, Inc. included in the Annual Report (Form 10-K/A, Amendment No. 2) for the year ended March 31, 2005.

/S/ ERNST & YOUNG LLP

Detroit, Michigan
February 2, 2006